Exhibit 18

August 5, 2020

Board of Directors

Teva Pharmaceutical Industries Ltd.

5 Basel Street

Petach Tikva, Israel

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to Teva Pharmaceutical Industries Ltd.’s (the “Company”) Quarterly Report on Form 10-Q for the period ended June 30, 2020 (the “Form 10-Q”) pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Form 10-Q. Note 1 therein describes a change in accounting principle related to the testing date of the annual goodwill impairment assessment from October 1 to June 30. It should be understood that the preferability of one acceptable method of accounting over another for a change in the date of the annual goodwill impairment assessment has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle related to the testing date of the goodwill annual impairment assessment in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, a change to a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2019. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ Kesselman & Kesselman

Kesselman & Kesselman

Certified Public Accountants (Isr.)

A member of PricewaterhouseCoopers International Limited